EXHIBIT 5.1

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX (509) 747-1770

September 14, 2006

Sound Revolution Inc.
1511 West 40th Avenue
Vancouver, British Columbia
Canada   V6M 1V7

RE:	Registration Statement on Form S-8 (S.E.C.
File No. 333- _________) covering the Public
Offering of Common Shares

Gentlemen:

          I have acted as counsel for Sound Revolution Inc., a Delaware corporation (the "Company"), in connection with registration by the Company of an aggregate of 15,000,000 Common Shares, par value $0.0001 per share, underlying Options to be issued to employees, directors, officers and/or others of the Company (the "Options"), all as more fully set forth in the Registration Statement on Form S-8 to be filed by the Company.

          In such capacity, I have examined, among other documents, the Articles of Incorporation, as amended, Bylaws and minutes of meetings of its Board of Directors and shareholders, and the Non-Qualifying Stock Option Plan of the Company.

          Based upon the foregoing, and subject to such further examinations as I have deemed relevant and necessary, I am of the opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

          2. The Options and underlying Common Shares have been legally and validly authorized under the Articles of Incorporation, as amended, of the Company, and when issued and paid for upon exercise of the Options, the Common Shares underlying the Options will constitute duly and validly issued and outstanding, fully paid and nonassessable, Common Shares of the Company.

Yours truly,

CONRAD C. LYSIAK
Conrad C. Lysiak